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                                                                   Exhibit 10.1



                                 June 15, 2001


PERSONAL & CONFIDENTIAL

Mr. J. Melville Engle
12 Deergrass Lane
Acton, MA  01720

Dear Mel:

         This letter agreement (the "Agreement") confirms the agreement that we have reached regarding your resignation from your regular, full-time employment and all offices you hold with Anika Therapeutics, Inc. (the "Company").

         The purpose of this Agreement is to establish an amicable arrangement for ending your employment relationship with the Company, to release the Company and related persons or entities from any claims and to permit you to receive fair and reasonable separation pay and related benefits. Nothing in this Agreement is intended to condition your entitlement to pay or benefits earned based on your employment to and including the date of termination of your employment on your agreement to this Agreement. Specifically, the Company has provided or shall provide the pay referred to in Section 1 below and the right to elect COBRA coverage, regardless of whether you agree to this Agreement.

         If you agree to the terms of this Agreement, you acknowledge that you are entering into this Agreement voluntarily. It is customary in employment separation agreements that provide for severance pay for the departing employee to release the employer from any possible claims, even if the employer believes, as is the case here, that no such claims exist. You understand that you are giving up your right to bring any and all possible legal claims against the Company. Neither the Company nor you want your employment relationship to end with a legal dispute. By entering into this Agreement, you understand that the Company is not admitting in any way that it violated any legal obligation that it owed to you. To the contrary, the Company's willingness to enter into this Agreement, which provides for compensation beyond what you are contractually entitled to, demonstrates that it is continuing to deal with you fairly and in good faith.



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Mr. J. Melville Engle
June 15, 2001
Page 2


         With those understandings, you and the Company agree as follows:

         1.       RESIGNATION

         Effective June 12, 2001 (the "Resignation Date"), you resigned from your offices as Chairman of the Board, President and Chief Executive Officer, and Director on the Company's Board of Directors, trustee of the Company's Employee Savings and Retirement Plan and from any and all employment or offices you hold with the Company, its subsidiaries and/or its affiliates. The Company shall pay you your current base salary through June 12, 2001. In addition, the Company will pay you for all accrued but unused vacation time through the Resignation Date, which will be based on 173.85 hours of accrued but unused vacation time. All payments to be made are subject to the provisions of Section 5 hereof.

         2.       SEVERANCE PAY

         Beginning no later than the Company's second regular payroll date after the Effective Date, as it is defined in Section 14, the Company shall provide severance pay ("Severance Pay") to you consisting of the continuation of your current base salary rate of $251,472.00 per year for a forty-one and one-half (41 1/2) week period beginning June 13, 2001 (the "Salary Continuation Period") such that you shall receive total Severance Pay of $200,736.00, payable on the Company's regular bi-weekly payroll dates. The Company will suspend the payment of Severance Pay until such time as the Agreement becomes effective in accordance with Section 14. If the Agreement becomes effective, the Company will reinstate you to the payroll and shall provide any suspended payroll payments to you no later than the second payroll date after this Agreement becomes effective. All payments to be made are subject to the provisions of Section 5 hereof.

         3.       BENEFITS

                  a.       MEDICAL AND DENTAL BENEFITS

         By agreeing to this Agreement, you elect to continue your medical and dental insurance coverage under COBRA. Your COBRA period commenced on June 13, 2001. Provided that you remain eligible for COBRA continuation coverage, the Company shall continue to pay the premiums for your group medical and dental insurance coverage on the same basis as if you continued to be employed through December 12, 2001. Thereafter, you may continue coverage at your own expense for the remainder of the COBRA period to the extent you remain eligible.

                  b.       SPOT/STAY BONUS

         The Company also will provide you with the payment of $37,500, constituting your 2001 "Spot/Stay Bonus" payment, which will be sent to you by mail on the date on which the


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Mr. J. Melville Engle
June 15, 2001
Page 3



Company regularly distributes the "Spot/Stay Bonus" to its eligible employees. All payments to be made are subject to the provisions of Section 5 hereof.

                  c.       STOCK AND STOCK OPTION PLANS

         You currently hold stock options to purchase common stock under the Company's Stock Option Plan dated March 3, 1993, as amended (the "Plan"), as set forth below:

         o 250,000 shares at $5.25 per share on October 4, 1996 (the "October 4, 1996 Stock Grant");

         o 100,000 shares at $7.625 per share on October 28, 1997 (the "October 28, 1997 Stock Grant");

         o 85,000 shares at $4.75 per share on December 21, 1998 (the "December 21, 1998 Stock Grant");

         o 40,000 shares at $6.938 per share on January 11, 2000 (the "January 11, 2000 Stock Grant") ; and

         o 60,000 shares at $1.75 per share on September 11, 2000 (the "September 11, 2000 Stock Grant").

         All of your vested and unvested stock options under each of the October 4, 1996 Stock Grant, October 28, 1997 Stock Grant, December 21, 1998 Stock Grant and January 11, 2000 Stock Grant are hereby terminated as of the Resignation Date. With respect to those shares subject to the terms of the September 11, 2000 Stock Grant, the terms of the September 11, 2000 Stock Grant are hereby amended such that all 60,000 shares will vest as of the Resignation Date at the option exercise price specified in the September 11, 2000 Stock Grant and shall remain fully exercisable under the terms of the Plan until December 12, 2001. Thereafter, the September 11, 2000 Stock Grant, or portion thereof that is unexercised, shall terminate.

                  d.       OUTPLACEMENT

         The Company shall pay up to a maximum of $20,000 to a mutually agreeable outplacement advisor to assist you in your efforts to obtain new employment, provided that such outplacement services are provided on or prior to June 12, 2002.

                  e.       OTHER BENEFITS

         Your eligibility to participate in any other employee benefit plans and programs sponsored by or made available to employees of the Company or its affiliated or related entities ceases effective on or after your Resignation Date in accordance with applicable benefit plan terms and benefit practices. Your rights to benefits, if any, are governed by the terms of those benefit plans and programs.

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Mr. J. Melville Engle
June 15, 2001
Page 4

         4.       TREATMENT OF EXISTING PROMISSORY NOTES TO THE COMPANY

                  a.       $75, 000 PROMISSORY NOTE DATED MARCH 17, 1997

         You acknowledge that on or about March 17, 1997, you entered into a Promissory Note (the "March 17, 1997 Promissory Note") with the Company pursuant to which you borrowed the principal sum of seventy-five thousand dollars ($75,000.00), together with interest, which is payable upon the end of the severance continuation period which is 41 1/2 weeks after the employee's termination date or when the primary residence is paid, whichever is sooner. The March 17, 1997 Promissory Note is secured, in part, by a second mortgage on your primary residence located at 12 Deergrass Lane, Acton, Massachusetts (the "Primary Residence"). You and the Company hereby agree that the terms of the Promissory Note are hereby amended such that the Note, together with interest, shall be payable upon the end of the severance continuation period which is 41 1/2 weeks after the employee's termination date or when the primary residence is paid, whichever is sooner. You further covenant to give prior notice to the Company of any impending sale of your Primary Residence.

                  b.       $59,000 PROMISSORY NOTE DATED JULY 10, 1998

         You acknowledge that on or about July 10, 1998, you entered into a Demand Promissory Note (the "July 10, 1998 Note") with the Company pursuant to which you borrowed the principal sum of fifty-nine thousand dollars ($59,000.00), together with interest, which is payable upon the Resignation Date. The Company hereby forgives any repayment obligations owed by you as of the Resignation Date under the terms of the July 10, 1998 Note. You acknowledge and agree that you are solely responsible for any tax consequences resulting from the Company's forgiveness of the July 10, 1998 Note.

                  c.       $41,000 PROMISSORY NOTE DATED DECEMBER 20, 1999

         You acknowledge that on or about December 20, 1999, you entered into a Demand Promissory Note (the "December 20, 1999 Note") with the Company pursuant to which you borrowed the principal sum of forty-one thousand dollars ($41,000.00), together with interest, which is payable upon the Resignation Date. The Company hereby forgives any repayment obligations owed by you as of the Resignation Date under the terms of the December 20, 1999 Note. You acknowledge and agree that you are solely responsible for any tax consequences resulting from the Company's forgiveness of the December 20, 1999 Note.

                  d.       $20,000 PROMISSORY NOTE DATED AUGUST 26, 1999

         You acknowledge that on or about August 26, 1999, you entered into a Promissory Note (the "August 26, 1999 Promissory Note") with the Anika Therapeutics, Inc. 401(k) Profit

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Mr. J. Melville Engle
June 15, 2001
Page 5


Sharing Plan (the "401(k) Plan"). The Terms of the August 26, 1999 Promissory Note are unaffected by this Agreement and continue to be governed by the terms of the 401(k) Plan.

                  e.       PAYMENT TO OFFSET TAX LIABILITY

         To offset tax liability you may incur as a result of the Company's forgiveness of your payment obligations pursuant to the July 10, 1998 Note and the December 20, 1999 Note, on or before December 31, 2001, the Company will make a payment to you of $72,414.00. All payments to be made are subject to the provisions of Section 5 hereof.

         5.       TAX TREATMENT

         The Company shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement shall be in amounts net of any such deductions or withholdings. Except as expressly provided in Section 4, nothing in this Agreement shall be construed to require the Company to make any payments to compensate you for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

         6.       RELEASE OF CLAIMS

         In consideration for, among other terms, the payments and benefits described in Sections 2, 3 and 4, to which you otherwise would not be entitled, you voluntarily release and forever discharge the Company, its affiliated and related entities, its and their respective predecessors, successors and assigns, and each of their current and former officers, directors, shareholders, employees, attorneys, accountants and agents in their official and personal capacities (collectively referred to as the "Releasees") generally from all claims, demands, debts, damages and liabilities of every name and nature, known or unknown, that, as of the date that you sign this Agreement, you now have, ever had, now claim to have or ever claimed to have had against any or all of the Releasees ("Claims"). This release includes, without limitation, all Claims relating to your employment by and termination of employment with the Company; all Claims of wrongful discharge; all Claims of breach of contract; all Claims of retaliation or discrimination under federal, state or local law (including, without limitation, Claims of age discrimination under the Age Discrimination in Employment Act); all Claims of defamation or other torts; all Claims of violation of public policy; all Claims for wages, bonuses, incentive compensation, vacation pay or any other compensation or benefits; and all Claims for damages of any sort, including, without limitation, compensatory damages, punitive damages and attorneys fees; provided, however, that this release shall not affect your right to enforce this Agreement.

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Mr. J. Melville Engle
June 15, 2001
Page 6

         You agree that you shall not seek or accept reinstatement with any Releasees. You also agree that you shall not seek damages of any nature, equitable or legal remedies, attorney's fees, or costs from any of the Releasees with respect to any Claim. As a material inducement to the Company to enter into this Agreement, you hereby represent that you have not heretofore assigned to any third party and you have not heretofore filed with any agency or court any Claim released by this Agreement.

         7.       RETURN OF PROPERTY

         You will return all Company property that is in your possession, custody or control, including, without limitation, computer equipment, software, cellular telephones, keys and access cards, credit cards, files and any other documents (including computerized data and any copies made of any computerized data or software) containing information concerning the Company, its business or customer relationships (in the latter two cases, actual or prospective), no later than the date when this Agreement becomes effective.

         8.       COOPERATION

         You agree that, at any time in the future, you shall cooperate fully with the Company as reasonably requested in all regulatory matters and in the defense or prosecution of any legal claims or actions that already have been brought or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired during your employment with the Company. Your full cooperation in connection with such regulatory matters, claims, actions or disputes shall include, without limitation, being available to meet with representatives of the Company to prepare for regulatory processes and counsel to prepare for discovery or trial and to testify truthfully as a witness when reasonably requested by the Company. The Company will reimburse you for any reasonable out-of-pocket expenses [(which shall not be construed to include your personal attorney's fees)] that you incur in connection with such cooperation, provided that you provide the Company reasonable documentation of such out-of-pocket expenses, and receive advanced written approval of any such expenditure or group of related expenditures in excess of $250.

         9.       CONFIDENTIALITY OF AGREEMENT

         You agree to keep the existence and terms of this Agreement and all matters leading up to your resignation, including the rationale or reasons therefor, in the strictest confidence and to not reveal, unless legally compelled to do so, the existence or terms of this Agreement to any persons except your attorney and your financial advisors, provided that they also agree to keep such information confidential. You shall be considered to have breached this Agreement if any of those individuals fails to keep such information completely confidential. Nothing in this Section 9 shall be construed to prevent you from disclosing such matters to the extent required by a lawfully issued subpoena or duly issued court order; PROVIDED that you provide the Company

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Mr. J. Melville Engle
June 15, 2001
Page 7


with advance written notice as soon as is practicable and a reasonable opportunity to contest such subpoena or court order. Nothing contained herein shall be deemed to limit your rights under applicable law, including 29 U.S.C. ss. 626(f)(4).


         10.      VALIDITY OF NON-DISCLOSURE AND NON-COMPETITION AGREEMENT


         You acknowledge and agree that you remain bound by the terms of the Company's Non-Disclosure and Non-Competition Agreement that was executed by you on or about August 20, 1998, in accordance with its terms after the date hereof.

         11.      NON-DISPARAGEMENT

         You will refrain from making any disparaging statements, taking any actions, or conducting yourself in any way that adversely affects the reputation or goodwill of the Company and/or its affiliated entities and the current and former officers, directors, shareholders, employees and agents of any of them. These non-disparagement obligations shall not in any way affect your obligation to testify truthfully in any legal proceeding. You further agree to refrain from communicating with any third parties, including, without limitation, shareholders of the Company, regarding the Company, its business, prospects or strategies.

         12.      CONSIDERATION OF THE AGREEMENT

         This Agreement is a legally binding document. Provided that you do not revoke this Agreement in accordance with Section 14 below, your signature will commit you to the terms of this Agreement. You acknowledge that you have been advised to discuss all aspects of this Agreement with your attorney, that you have carefully read and fully understand all of the provisions of this Agreement and that you are voluntarily entering into this Agreement.

         13.      CONSENT TO JURISDICTION

         You and the Company hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts with respect to any claim of violation of this Agreement. With respect to any such court action you (a) submit to the jurisdiction of such courts, (b) consent to service of process, and (c) waive any other requirement (whether imposed by statute, rule of court or otherwise) with respect to personal jurisdiction or venue.

         14.      OTHER PROVISIONS

         You acknowledge that you have been given the opportunity to consider this Agreement for twenty-one (21) days before signing it. If you sign this Agreement within less than twenty-

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Mr. J. Melville Engle
June 15, 2001
Page 8


one (21) days of the date of its delivery to you, you acknowledge that such decision was entirely voluntary and that you had the opportunity to consider this Agreement for the entire twenty-one (21) day period. To accept this Agreement, you must provide the fully signed Agreement to the undersigned by the end of the twenty-one (21) day period. For a period of seven (7) days from the date you sign this Agreement, you have the right to revoke this Agreement by written notice to the undersigned. If you do not revoke this Agreement, it shall become effective on the eighth (8th) day after you sign it. This Agreement shall not become effective or enforceable until the expiration of the seven (7) day revocation period (the "Effective Date").

         You acknowledge that you are aware that under Federal and state securities laws, certain restrictions may apply to actions and communications by you, as well as to trading in the Company's securities.

         This Agreement constitutes the entire agreement regarding the termination of your employment with the Company. This Agreement supersedes any previous agreements or understandings between us (including, without limitation, that certain letter dated September 24, 1996), except as described in Sections 3, 4 and 10. In signing this Agreement, you are not relying upon any oral promises or representations made by anyone at or on behalf of the Company.

         This Agreement will be interpreted and enforced under the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles. In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or the Company. This Agreement is executed under seal.


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Mr. J. Melville Engle
June 15, 2001
Page 9


         Please indicate your agreement to the terms of this Agreement by signing and returning to me a copy of this letter. You are advised to consult with an attorney before signing this Agreement.

                                                Sincerely,

                                                ANIKA THERAPEUTICS, INC.

                                                By: /s/ DOUGLAS R. POTTER
                                                   ----------------------------
Accepted and agreed to:                             Douglas R. Potter
                                                    Chief Executive Officer and
                                                    Chief Financial Officer

/s/ J. MELVILLE ENGLE
---------------------
J. Melville Engle
Date:  June 15, 2001